Exhibit 99.2

AquaBounty Technologies, Inc. Announces Pricing of $110.5 Million Public Offering of Common Stock

MAYNARD, Mass., Feb. 4, 2021 (GLOBE NEWSWIRE) — AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced the pricing of its previously announced underwritten public offering of 13,000,000 shares of common stock of the Company at a price to the public of $8.50 per share. AquaBounty expects to receive aggregate gross proceeds of approximately $110.5 million from the offering. In addition, the Company has granted the underwriters of the offering a 30-day option to purchase up to 1,950,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about February 8, 2021, subject to customary closing conditions.

Oppenheimer & Co. Inc. and Lake Street Capital Markets, LLC are acting as joint book-running managers for this offering.

The Company currently intends to use the net proceeds of this offering for general corporate purposes, including the payment of costs associated with the construction or site development for a new production farm, investing further in our sales and marketing and research and development efforts and payments of anticipated general and administrative expenses.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 25, 2021. A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by calling (212) 667-8563, or by emailing EquityProspectus@opco.com; or Lake Street Capital Markets, LLC, Attention: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, or by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com; or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AquaBounty

AquaBounty Technologies, Inc. is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.

The Company’s AquAdvantage fish program is based upon a single, specific molecular modification in fish that results in more rapid growth in early development. With aquaculture facilities located in Prince Edward Island, Canada, and Indiana, USA, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based recirculating aquaculture systems, offering a reduced carbon footprint and no risk of pollution of marine ecosystems as compared to traditional sea-cage farming.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty, including but not limited to statements with respect to the completion, timing, size, and use of proceeds of the proposed underwritten offering of common stock. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise capital, the final terms of the underwritten offering of common stock, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

Contact

AquaBounty Technologies, Inc.

Dave Conley, Director of Communications

+1 613 294 3078